Exhibit 10.3

APPLERA CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective as of December 31, 2005

(Amended and Restated as of August 28, 2006)

TABLE OF CONTENTS

ARTICLE 1. INTRODUCTION		1
1.1	Establishment of Plan	1
1.2	Purpose of the Plan	1

ARTICLE 2. DEFINITIONS		2
2.1	Definitions	2
2.2	Number and Gender	5

ARTICLE 3. PARTICIPATION AND SERVICE		6
3.1	General	6
3.2	Commencement of Participation	6
3.3	Duration; Rehire	6
3.4	Benefit Service	6
3.5	Vesting Service	6

ARTICLE 4. AMOUNT OF BENEFITS		7
4.1	Accrued Benefit	7
4.2	Rehired Individuals	8
4.3	Vesting	8
4.4	Forfeiture	9
4.5	Benefit Adjustment for Specified Employees	9

ARTICLE 5. PAYMENT OF BENEFITS; DISABILITY AND DEATH BENEFITS		10
5.1	Automatic Form of Benefit Payment	10
5.2	Optional Forms of Payment	10
5.3	Automatic Time of Benefit Payment	11
5.4	Optional Time of Benefit Payment	11
5.5	Manner and Time of Elections	11
5.6	Rules Applicable to Change in Elections	12
5.7	Disability Benefit	13
5.8	Death Benefits	13
5.9	Beneficiary Designation	14
5.10	Erroneous Payments	15
5.11	Rehire	15

ARTICLE 6. SOURCE OF PAYMENTS		16
6.1	Company Obligations and Source of Payments	16
6.2	“Rabbi” Trust	16

ARTICLE 7. ADMINISTRATION		17
7.1	Committee	17
7.2	Procedures for Requesting Benefit Payments; Claims Procedures	18

ARTICLE 8. AMENDMENT AND TERMINATION		19
8.1	Amendment of the Plan	19
8.2	Termination of the Plan	19

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ARTICLE 9. MISCELLANEOUS PROVISIONS		20
9.1	Employment Rights	20
9.2	No Examination or Accounting	20
9.3	Records Conclusive	20
9.4	Severability	20
9.5	Counterparts	20
9.6	Taxes	20
9.7	Binding Effect	21
9.8	Assignment	21
9.9	Incapacity	21
9.10	Unsecured Creditor	22
9.11	Notice	22
9.12	Benefits Not Salary	22
9.13	Captions	22
9.14	Governing Law	22
9.15	Addresses	22

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ARTICLE 1. INTRODUCTION

1.1	Establishment of Plan

Applera Corporation (the “Company”) established the Applera Corporation Supplemental Executive Retirement Plan (the “Plan”), effective as of December 31, 2005. The Plan is amended and restated effective as of August 28, 2006.

1.2	Purpose of the Plan

The purpose of this Plan is to provide supplemental nonqualified retirement benefits for a select group of senior management or highly compensated employees of the Company. Payments under the Plan will be made from the general assets of the Company or from the assets of a Trust, if any, established as part of the Plan. It is intended that the Plan remain at all times an unfunded deferred compensation plan for purposes of Title I of ERISA and that the Trust, if any, will constitute a grantor trust under Sections 671 through 679 of the Code. Until paid, any and all assets of any vehicle used for payment of benefits under this Plan will remain owned by the Company, subject to the claims of its general creditors in the event of the Company’s insolvency.

The Plan and Trust are intended to comply with all applicable requirements of Section 409A of the Code as well with any regulations and other guidance issued thereunder. Notwithstanding any other provisions in the Plan to the contrary, this Plan shall be interpreted for all purposes and operated to the extent necessary to comply with these requirements.

ARTICLE 2. DEFINITIONS

2.1	Definitions

Whenever used in this Plan, the following words and phrases will have the meanings set forth below unless a different meaning is expressly provided or plainly required by the context:

(a) “Accrued Benefit” means the amount payable to a Participant as a single life annuity at his Normal Retirement Date pursuant to Section 4.1 of the Plan.

(b) “Actuarial Equivalent” means a benefit having the same value as the benefit for which it is substituted. For purposes of determining the Actuarial Equivalent of any benefit as provided for under this Plan, except the Lump Sum Option, the Deferred Lump Sum Option described in Section 5.2, and for Section 5.8 determinations respectively, the following factors will apply: Interest: 6%; and Mortality: 1994 GAM 50/50 Mortality Table. For purposes of the Lump Sum Option, the Deferred Lump Sum Option, and Section 5.8 determinations, the following factors will apply: Interest: FAS87 discount rate utilized by the Company for fiscal year ending June 30, 2006 and Mortality: 1994 GAM 50/50 Mortality Table.

(c) “Beneficiary” means the individual or trust designated by a Participant on a form provided by the Committee to receive any death benefit payable pursuant to Sections 5.2 and/or 5.8. If no Beneficiary is properly designated at the time of the Participant’s death, or if no person so designated will survive the Participant, the Beneficiary will be the surviving spouse, or if there is no surviving spouse, the Participant’s heirs, successors or assigns.

(d) “Benefit Service” means the service described in Section 3.4.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” means termination of employment upon:

(1) the willful and continued failure by the Participant to perform substantially his duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) after a demand for a substantial performance is delivered to the Participant by the Board which specifically identifies the manner in which the Board believes that the Participant has not substantially performed his duties; or

(2) the willful engaging by the Participant in illegal conduct which is materially and demonstrably injurious to the Company.

(g) “Change in Control” shall mean a change in control as defined in the Company’s standard change in control Employment Agreement.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(i) “Committee” means the Committee appointed by the Board in accordance with Section 7.1 of this Plan.

(j) “Company” means Applera Corporation and any successor thereto that agrees to assume the duties and obligations of the Company hereunder. It also means any subsidiary which had adopted the Plan subject to the approval of the Board.

(k) “Compensation” means the regular base wage or salary, including commission, paid to a Participant by the Company and any amount which is contributed by the Company pursuant to a salary reduction agreement and which is not includable in the gross income of the Participant under Sections 125, 132(f) and 401(k) of the Code or is contributed by the Company pursuant to a salary reduction agreement and which is not includable in the gross income of the Participant because it is made to a deferred compensation plan sponsored by the Company. Bonus, Incentive Compensation Plan payments, payment for overtime or other special payment shall not be considered as Compensation. During a period of approved leave, it shall be assumed that the compensation of a Participant is equal to the basic wage or salary in effect at the time such approved leave began.

(l) “Disability” means the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan of the Company. To the extent permitted by Code Section 409A and the regulations thereunder, a Participant will be deemed disabled if (i) determined to be totally disabled by the Social Security Administration, or (ii) determined to be disabled in accordance with a disability insurance program if such insurance program applies the definition of disability in the preceding sentence.

(m) “Early Retirement Date” means the first day of any month on and after a Participant reaches age 55, or completes five (5) or more years of Vesting Service, if later.

(n) “Final Average Compensation” means the highest annualized average Compensation of a Participant during any sixty (60) consecutive calendar months preceding the determination date. If a Participant has not been employed for a period of at least sixty (60) consecutive calendar months, Final Average Compensation will be determined taking into account Compensation for a period of up to sixty (60) of the most recent calendar months of a Participant’s employment.

(o) “Final Average Qualified Compensation” means the highest average Qualified Compensation of a Participant during any five (5) consecutive Plan Years preceding the determination date. If a Participant has not been employed for a period of at least five (5) consecutive Plan Years, Final Average Qualified Compensation will be determined taking into account Qualified Compensation for a period of up to five (5) of the most recent Plan Years of a Participant’s employment.

(p) “Late Retirement Date” means the first day of the month following the termination of employment of a Participant who continues to work past his Normal Retirement Age.

(q) “Normal Retirement Age” is age 65, or the age at which the Participant completes five (5) years of Vesting Service, if later.

(r) “Normal Retirement Date” is the first day of the month on or after the Participant’s Normal Retirement Age.

(s) “Participant” means an employee who becomes a Participant as provided in Article 3 and who has an Accrued Benefit under the Plan.

(t) “Plan” means the Applera Corporation Supplemental Executive Retirement Plan, as established by this document and as amended from time to time.

(u) “Plan Year” means the Company’s fiscal year, which is the twelve (12) month period beginning each July 1st and ending the following June 30th.

(v) “Qualified Compensation” means any payment accrued for a current Plan Year which is paid in a subsequent Plan Year pursuant to the Company’s Incentive Compensation Plan. Qualified Compensation shall include any amount of incentive compensation which is contributed by the Company pursuant to a salary reduction agreement and which is not includable in the gross income of the Participant because it is made to a deferred compensation plan sponsored by the Company. Such contribution to a deferred compensation plan shall be treated as Qualified Compensation for the Plan Year in which the payment was accrued. Any payment accrued as of the last day of the Plan Year and actually received by a Participant in a subsequent Plan Year will count as Qualified Compensation if the Participant either retires on the last day of the Plan Year or in certain circumstances terminates employment during the Plan Year to which the payments relate.

(w) “Separation from Service” means the date on which a Participant terminates employment with the Company for any reason. Whether a Participant has terminated employment shall be determined based on the facts and circumstances in accordance with the rules set forth in Section 409A of the Code and the regulations thereunder, including any special rules for individuals on leave of absence.

(x) “Specified Employee” generally means an individual who met the criteria to be a key employee (within the meaning of Section 416 of the Code) of the Company at any time during the applicable look-back year. If an individual’s Separation from Service occurs on or after April 1 of a calendar year, the applicable look-back year is the preceding calendar year. If an individual’s Separation from Service occurs between January 1 and March 31, inclusive, the applicable look-back year is the second calendar year preceding the calendar year in which the Separation from Service occurs. An individual’s status as a Specified Employee shall be determined in a manner consistent with Code Section 409A and the regulations thereunder, including any special rules for spinoffs and mergers.

(y) “Trust” means a “rabbi” grantor trust under Sections 671 through 679 of the Code which may be established pursuant to this Plan.

(z) “Trust Agreement” means any agreement entered into between the Company and the Trustee, that establishes the Trust, if any, to form a part of this Plan and to receive, hold, invest and dispose of the Trust Fund.

(aa) “Trust Fund” means the assets of every kind and description held under any Trust Agreement forming a part of this Plan.

(bb) “Trustee” means any person or entity appointed to act as trustee under the Trust, if any.

(cc) “Vesting Service” means the service described in Section 3.5.

2.2	Number and Gender

Except when otherwise indicated by the context, any use of any term in the singular or plural will also include the opposite. As used in the Plan, the masculine gender will be deemed to refer to the feminine whenever appropriate.

ARTICLE 3. PARTICIPATION AND SERVICE

3.1	General

Participation in the Plan is limited solely to a select group of senior management or highly compensated employees who have been approved by the Board to be covered under the Plan. The initial group of individuals eligible for the Plan are identified in Appendix A. No other individuals will be eligible to participate in the Plan without written approval of Board.

3.2	Commencement of Participation

An individual will become a Participant in the Plan as of the date the individual is approved to be covered under the Plan under Section 3.1.

3.3	Duration; Rehire

(a) Participant. An individual who becomes a Participant will continue to be a Participant eligible to accrue benefits until the individual terminates employment with the Company or, if earlier, until the Board determines that the individual is no longer eligible to be covered under the Plan. If an individual ceases to be a Participant eligible to accrue benefits, he shall nevertheless remain a Participant for other purposes under the Plan with respect to any Accrued Benefit previously earned but not yet paid.

(b) Rehire. A former Participant who resumes employment with the Company will once again become a Participant on the later of the date he resumes service for the Company or the date the Board approves the individual to be covered again under the Plan.

3.4	Benefit Service

Benefit Service will include the Participant’s aggregate periods of employment with the Company in a position that the Board has determined is eligible for benefit credit under the Plan (determined in periods of whole months), including periods before the Effective Date of this Plan. The Board has determined that employment in a position on the Company’s Executive Committee will be credited as Benefit Service, including periods before the adoption of the Plan.

3.5	Vesting Service

Vesting Service will include a Participant’s aggregate periods of employment with the Company whether or not in a position that the Board has designated as covered under the Plan (determined in periods of whole months), including periods before the effective date of this Plan.

ARTICLE 4. AMOUNT OF BENEFITS

4.1	Accrued Benefit

(a) In General. A Participant’s Accrued Benefit is the monthly benefit payable as a single life annuity commencing at his Normal Retirement Date, determined under the Benefit Formula based on his Final Average Compensation, Final Average Qualified Compensation, and Benefit Service as of the date of determination.

(b) Benefit Formula. The Plan’s formula used to determine a Participant’s annual Accrued Benefit is the sum of (1) plus (2), multiplied by (3):

(1)	is equal to fifty percent (50%) of Final Average Compensation;
(2)	is equal to fifty percent (50%) of Final Average Qualified Compensation; and
(3)	is equal to a fraction, where
(A)	the numerator is equal to the lesser of the Participant’s Benefit Service or fifteen (15) years, and
(B)	the denominator is fifteen (15) years.

(c) Offset for Special Contractual Benefits. A Participant’s Accrued Benefit will be offset by the Actuarial Equivalent value of any special contractual benefits provided by the Company (as of the date of this amended Plan the only special contractual benefits are under the deferred compensation agreement dated July 1, 1993, with William B. Sawch and the letter agreement dated August 21, 2003, with Dennis L. Winger). The Committee will reasonably determine any special contractual benefits that should offset Accrued Benefits under the Plan. The Actuarial Equivalent value of any offset will be determined in whatever reasonable manner the Plan’s actuary determines to be appropriate and such determination will be binding.

(d) Continued Employment After Normal Retirement Age. A Participant who continues to work past his Normal Retirement Age will have his Accrued Benefit determined based on his Final Average Compensation, Final Average Qualified Compensation, and Benefit Service at his Late Retirement Date. There will be no actuarial adjustment to reflect payment postponed beyond Normal Retirement Age.

(e) Change in Control. Upon a Participant’s termination of employment in connection with a Change in Control consistent with the Company’s standard Change in Control agreement, the following special provisions apply:

(1) The Participant will be credited with three (3) additional years for all purposes under the Plan.

(2) Final Average Compensation will be calculated on Compensation during the twelve (12) consecutive calendar months preceding the Change in Control, if greater than the amount determined under the definition of Final Average Compensation under Section 2.1(n).

(3) Final Average Qualified Compensation will be calculated on Qualified Compensation during the twelve (12) consecutive calendar months preceding the Change in Control, if greater than the amount determined under the definition of Final Average Qualified Compensation under Section 2.1(o).

4.2	Rehired Individuals

(a) In General. If a former Participant once again becomes a Participant in accordance with the provisions of Section 3.3, then such Participant’s Accrued Benefit will reflect changes in Benefit Service, Final Average Compensation, and Final Average Qualified Compensation as further specified in Sections 2.1(n) and (o) and 3.4.

(b) No Benefit Payments During Reemployment. As specified in Section 5.11, if a rehired individual had begun receiving payments under Article 5, such payments will be suspended immediately upon his reemployment in a position that the Board has designated as covered under the Plan. Notwithstanding the foregoing, benefits will not be suspended if there is a significant risk that this would result in a violation of the rules under Code Section 409A or the regulations thereunder.

(c) Adjustment For Benefit Payments. If a rehired individual had begun receiving payment under Article 5, then such Participant’s Accrued Benefit will be adjusted to reflect the Actuarial Equivalent value of these payments. The Actuarial Equivalent amount of this adjustment will be determined in whatever manner the Plan’s actuary determines to be reasonable and such determination will be binding.

4.3	Vesting

(a) In General. Subject to the forfeiture provisions of Section 4.5, each Participant will be fully vested in his Accrued Benefit upon the completion five (5) years of Vesting Service. Prior to the completion of five (5) years of Vesting Service, a Participant will not have any vested interest in his Accrued Benefit.

(b) Full Vesting Due to Special Events. Notwithstanding the foregoing, a Participant will be fully vested (deemed to have completed five (5) years of Vesting Service) in his Accrued Benefit if any of the following events occur while the Participant is employed by the Company:

(1)	the Participant dies;
(2)	the Participant is determined to have a Disability;
(3)	there is a Change in Control; or

(4)	The Participant’s employment is terminated by the Company without Cause.
4.4	Forfeiture

Notwithstanding any other provision of this Plan to the contrary, each Participant will forfeit his entire Accrued Benefit under the following circumstances:

(a) Termination for Cause. Cause will be determined by the Committee in its reasonable sole discretion using the definition set forth in Section 2.1(f).

(b) Breach of Duty of Loyalty. Each Participant has an ongoing responsibility to fulfill the following duties of loyalty: giving the Company reasonable notice of retirement intent and facilitating transition of responsibilities; providing reasonable assistance to the Company during retirement; and not acting contrary to the Company’s best interests (including adherence to the Company’s non-compete restrictions). Adherence to the Plan’s Duty of Loyalty condition will be determined by the Committee in its sole discretion.

4.5	Benefit Adjustment for Specified Employees

If a Participant’s benefit payment is delayed under Section 5.3 or 5.4 by reason of his status as a Specified Employee, the following adjustments shall be made to the benefit amount:

(a) If the benefit is payable in the form of an annuity or Deferred Lump Sum Option, a balloon payment shall be made on the annuity starting date equal to the missed payments accumulated with interest at the rate used to determine actuarial equivalencies for lump sums.

(b) If the benefit is payable in the Lump Sum Option, the lump sum shall be calculated as of the first day of the month following Separation from Service and increased with interest at the rate used to determine actuarial equivalencies for lump sums until the actual payment date.

ARTICLE 5. PAYMENT OF BENEFITS; DISABILITY AND DEATH BENEFITS

5.1	Automatic Form of Benefit Payment

Unless a Participant elects an optional form of payment set forth in Section 5.2 in the manner and at the time prescribed in Sections 5.5 and 5.6, the automatic form of benefit payment under the Plan will be a single life annuity payable for the life of the Participant.

5.2	Optional Forms of Payment

A Participant may elect in accordance with Section 5.5 to receive his Accrued Benefit in one of the following forms, each of which shall be the Actuarial Equivalent of the automatic form of payment provided in Section 5.1.

(a) A Lump Sum Option which shall be a single payment representing the entire value of the Participant’s Accrued Benefit.

(b) Deferred Lump Sum Option which shall be a reduced monthly annuity payable as of the first day of each month for a specified period of thirty-six (36), sixty (60) or one hundred-twenty (120) months, to be followed by payment of an Actuarial Equivalent lump sum representing the present value of the remaining payments. The amount of the reduced monthly annuity is a monthly annuity under the specified period certain and life form of payment Actuarially Equivalent to the automatic form of payment. Should the Participant die before the end of the specified period, the Beneficiary shall commence receiving the remaining monthly payments during the specified period to be followed by the lump sum payment which would have been paid to the Participant. This optional form of payment shall be treated as a single payment for purposes of the election rules described in Sections 5.5 and 5.6 of the Plan.

(c) Contingent 50% Annuitant Option which is a reduced annuity payable as of the first day of each month to the Participant, for life, with a continuing annuity to the spouse of the Participant if the spouse survives the Participant, in an amount which is fifty percent (50%) of the monthly annuity payable to the Participant, beginning with the first day of the month following the Participant’s death and continuing for the spouse’s lifetime.

(d) Contingent 100% Annuitant Option which is a reduced annuity payable as of the first day of each month to the Participant, for life, with a continuing annuity to the spouse of the Participant if the spouse survives the Participant, in an amount which is one hundred percent (100%) of the monthly annuity payable to the Participant, beginning with the first day of the month following the Participant’s death and continuing for the spouse’s lifetime.

5.3	Automatic Time of Benefit Payment

Unless a Participant elects an optional time of benefit payment as set forth in Section 5.4 in the manner and at the time prescribed in Sections 5.5 and 5.6, the automatic time of benefit payment under the Plan will be the later of (i) the Participant’s Normal Retirement Date or (ii) the first day of the month following the Participant’s Separation from Service (or, if a Participant is a Specified Employee, the first day of the month following the sixth month anniversary of the Participant’s Separation from Service). The six-month waiting period for Specified Employees shall apply only to the extent required by Code Section 409A and the regulations thereunder, and shall not apply to benefits payable on account of the Participant’s death.

5.4	Optional Time of Benefit Payment

(a) In General. A Participant who terminates employment before his Normal Retirement Date may elect in accordance with Sections 5.5 and 5.6 to receive payments as of the first day of any month on and after the later of his Early Retirement Date or his Separation from Service.

(b) Reduction For Early Commencement. The Accrued Benefit will be reduced ¼ of 1% for each month by which the benefit commencement date precedes his Normal Retirement Date.

(c) Notwithstanding the foregoing, if a Participant is a Specified Employee, payment will not be made before the six month anniversary of such Participant’s Separation from Service except to the extent permitted by Code Section 409A and the regulations thereunder..

5.5	Manner and Time of Elections

The election of an optional form or time of benefit payment will be made at such time as the Committee prescribes on a form provided by the Committee for such purpose. After the “409A transition period,” a Participant’s initial election under this Section 5.5 must be made before the Participant’s date of hire or, to the extent permitted by Section 409A and the regulations thereunder, within a limited period of time following the Participant’s initial eligibility under the Plan.

For purposes of the preceding paragraph, the 409A transition period is the period prescribed by the Internal Revenue Service (expiring no earlier than December 31, 2006) for making a new payment election with respect to amounts previously deferred without such election being treated as change in the form or timing of payment under Section 409A(a)(4) of the Code or an acceleration of a payment under Section 409A(a)(3) of the Code. At any time before the end of the 409A transition period, Participants shall have an opportunity to make a new payment election with respect to their Accrued Benefit that will be treated as their initial election for Section 409A of the Code purposes; provided, however, that the election shall be made in accordance with such rules as the IRS shall prescribe, including the following: (i) Participants may not make an election in 2006 to start distributions in 2006 that would otherwise be deferred until a later year; (ii) Participants may not make an election in 2006 to change the form of a distribution starting in 2006 (except for changes between actuarially equivalent life annuities); and (iii) Participants may not make an election in 2006 to defer a distribution that would otherwise begin in 2006.

If no initial election is affirmatively made in the time and manner described above, the Participant will be deemed to have made an election to receive his Accrued Benefit pursuant to the automatic form and time for benefit payment.

Any subsequent changes to a Participant’s initial election (or deemed election) must be made pursuant to the restrictions of Section 5.6 and Code Section 409A and the regulations thereunder, at such time and in such manner as the Committee prescribes.

5.6	Rules Applicable to Change in Elections

After the 409A transition period described in Section 5.5, any change to a Participant’s initial election (or deemed election) as to the form or timing of payment shall be subject to the following restrictions:

(a) Any election to delay a payment by changing its form or timing shall not be effective until at least twelve (12) months after the date the revised election is submitted to the Committee. If a payment is due at Separation from Service and a Participant elects to change its form or timing within the twelve (12) month period ending upon Separation from Service, such revised election shall be null and void, and payment shall be made in accordance with the most recent valid election (or deemed election) in effect for such Participant.

(b) Except in the case of a payment on account of death or Disability, any election to delay a payment by changing its form or timing shall not be effective unless payment is deferred for a period of five (5) years from the date such payment would have been made. If a Participant makes more than one election to delay a payment, each such election shall require an additional five (5) year deferral of payment to the extent required by Section 409A of the Code and the regulations thereunder.

(c) Any election to delay a payment scheduled to be made at a specified time (such as the Early Retirement Date) shall not be valid unless made at least twelve (12) months prior to the date of the first scheduled payment.

(d) A Participant shall not be permitted to accelerate a payment by changing its form or timing, except to the extent permitted by Section 409A of the Code and the regulations thereunder. If a Participant has elected (or is deemed to have elected) to have payments begin at the automatic time of benefit payment described in Section 5.3, he shall not be permitted to subsequently change his election to the optional time of benefit payment described in Section 5.4.

Notwithstanding the restrictions described above, a Participant who has validly elected (affirmatively or by default) a life annuity form of benefit may choose at any time before his commencement date to receive his benefit in any other actuarially equivalent life annuity form of benefit. For this purpose, a life annuity form of benefit means the single life annuity described in Section 5.1, the Contingent 50% Annuitant Option described in Section 5.2(c) or the Contingent 100% Annuitant Option described in Section 5.2(d). Participants choosing to exercise this option shall provide reasonable notice to the Committee before their benefit commencement date.

5.7	Disability Benefit

If a Participant ceases to perform service on account of Disability, his Accrued Benefit will be payable commencing with the month in which the Participant would have attained, if not already having attained, his Early Retirement Date (reduced under Section 5.4 to reflect early commencement) and in the form elected by the Participant under Section 5.5 and 5.6 (reduced under Section 5.2 to reflect any optional form of payment).

5.8	Death Benefits

(a) Upon the Participant’s death after benefit commencement, the only death benefit payable to the Participant’s designated Beneficiary shall be the amount (if any) payable under the form of payment under which the Participant was being paid at the time of his death.

(b) In the case of a Participant who dies before benefit payments have begun, a death benefit will be payable to the Participant’s Beneficiary in accordance with the terms of the Participant’s pre-retirement death benefit election in effect at the time of his death. If the Participant’s death occurs after the Participant’s Early Retirement Date, the death benefit will be payable commencing with the month following the month of the Participant’s death. If the Participant’s death occurs on or before the Participant’s Early Retirement Date, the death benefit will be payable commencing with the month the Participant would have attained his Early Retirement Date had the Participant survived to his Early Retirement Date.

(1) Timing of election. Participants shall have an opportunity to make a preretirement death benefit election at such time as the Committee prescribes. After the “409A transition period” described in Section 5.5, a Participant’s initial preretirement death benefit election shall be made before the Participant’s date of hire or, to the extent permitted by Section 409A and the regulations thereunder, within a limited period of time following the Participant’s initial eligibility under the Plan. At any time before the end of the 409A transition period, Participants shall have an opportunity to make a new preretirement death benefit election that will be treated as their initial preretirement death benefit election for Section 409A of the Code purposes; provided, however, that the election shall be made in accordance with such rules as the IRS shall prescribe. Any change to the

Participant’s initial preretirement death benefit election (or deemed election) shall be subject to the restrictions in Section 5.6.

(2) Form of election. A Participant’s preretirement death benefit election shall be made on a form provided by the Committee for such purpose. Regardless of the Participant’s marital status at the time of the election, the election shall specify the form of payment to be made in the event that the Participant is married at the time of his death, which may be any one of the following options:

(A)	a monthly benefit in the form of a life annuity based on the life expectancy of the Beneficiary that is Actuarial Equivalent to the present value of the Participant’s Accrued Benefit,
(B)	a lump sum payment that is Actuarial Equivalent to the present value of the Participant’s Accrued Benefit.
(C)	a deferred lump sum payment based on the life expectancy of the Beneficiary that is Actuarial Equivalent to the present value of the Participant’s Accrued Benefit.

The election also shall specify the form of payment to be made in the event the Participant is not married at the time of his death, which may be any one of the following options:

(D)	a lump sum payment that is Actuarial Equivalent to the present value of the Participant’s Accrued Benefit,
(E)	a deferred lump sum payment based on the life expectancy of the Beneficiary that is Actuarial Equivalent to the present value of the Participant’s Accrued Benefit.

If a Participant fails to make an initial preretirement death benefit election, the Participant will be deemed to have elected a preretirement death benefit payable as follows: If the Participant is married and his spouse is his designated Beneficiary, the Participant’s spouse will receive a monthly benefit in the form of a life annuity based on the life expectancy of the spouse that is Actuarial Equivalent to the present value of the Participant’s Accrued Benefit. If the Participant is not married at the time of his death, or is married but has designated a non-spouse Beneficiary, his Beneficiary shall receive a lump sum payment that is Actuarial Equivalent to the present value of the Participant’s Accrued Benefit.

5.9	Beneficiary Designation

A Participant may designate an individual or trust as the Beneficiary to receive any death benefit payable under the Plan. Each Beneficiary designation will be in the form prescribed by the Company, will be effective only when properly filed in writing with the Company before the earlier of the Participant’s death or the time payment commences, and will revoke all prior designations by the Participant. Subject to a spousal waiver, a Participant may designate a Beneficiary other than his spouse. A Participant may not change his Beneficiary designation once payment has commenced under the Plan.

5.10	Erroneous Payments

In the event that a Participant or a Beneficiary receives a distribution under this Plan in excess of the amount, if any, to which he or she is entitled, by reason of a calculation error or otherwise, the Company may, in its sole discretion, adjust future benefit payments to the Participant or the Beneficiary to the extent necessary to recoup the amount which the Participant or the Beneficiary received which was in excess of the amount to which he or she was entitled under the terms of the Plan. If the Company determines, in its sole discretion, that it is not feasible or desirable to adjust future benefit payments to a Participant or a Beneficiary, the Company may require the Participant or the Beneficiary to repay to the Plan the amount which is in excess of the amount to which the Participant or the Beneficiary is entitled under the terms of the Plan. All amounts received by a Participant or a Beneficiary under the Plan will be deemed to be paid subject to this condition.

5.11	Rehire

In the event that an individual who is currently receiving payments under the Plan is rehired by the Company in a position that the Board has designated as covered under the Plan, then any payments being made under this Article 5 will be suspended immediately. Payment will recommence according to this Article 5 upon the Participant’s subsequent termination of employment, adjusted as provided in Section 4.2. Notwithstanding the foregoing, benefits will not be suspended if there is a significant risk that this would result in a violation of the rules under Code Section 409A or the regulations thereunder.

ARTICLE 6. SOURCE OF PAYMENTS

6.1	Company Obligations and Source of Payments

All benefits payable under the Plan will be paid as they become due and payable by the Company out of its general assets. Nothing contained in this Plan will be deemed to create a trust of any kind for Participants or their Beneficiaries or create a fiduciary relationship between the Company and the Participants or their Beneficiaries. To the extent that any person acquires a right to receive benefits under the Plan, such rights will be no greater than the right of any unsecured general creditors of the Company.

6.2	“Rabbi” Trust

Notwithstanding Section 6.1, to fund the benefits provided under the Plan, the Company may, in its sole discretion, execute a Trust Agreement with a Trustee or Trustees, or enter into one or more contracts with an insurance company or companies, or adopt a combination of both methods of funding. The Company will determine the form and terms of any such Trust Agreement or insurance contract, and may, in its sole discretion, modify such instruments from time to time or remove or replace any Trustee or insurance company. Any such Trust so established will be a “rabbi” grantor trust under Sections 671 through 679 of the Code. To the extent prohibited by Code Section 409A(b) or the regulations thereunder, no assets shall be transferred to an offshore trust or arrangement and no assets shall become restricted to the payment of benefits in connection with a change in the Company’s financial health.

ARTICLE 7. ADMINISTRATION

7.1	Committee

(a) General. The Committee, subject to those powers which the Board has reserved as described in Article 8 below, will have general authority over, and responsibility for, the administration and interpretation of the Plan. The Committee will have full power, authority and discretion to interpret and construe the Plan, to make all determinations considered necessary or advisable for the administration of the Plan and the Trust, if any, the calculation of the amount of benefits payable under the Plan, and to review claims for benefits under the Plan. This discretion shall include, but not be limited to, the power to interpret the Plan to comply in good faith with all applicable requirements of Code Section 409A and the regulations thereunder. The Committee’s interpretations and constructions of the Plan and its decisions or actions thereunder, reasonably taken, will be binding and conclusive on all persons for all purposes.

(b) Composition. The Committee will consist of at least three individuals, each of whom will be appointed by the Board. Any Committee member may resign by delivering his or her written resignation to the Committee no later than fifteen (15) days before the effective date of the resignation. The Board may remove any member of the Committee at any time and for any reason with or without advance written notice. Vacancies in the Committee arising by resignation, death, removal or otherwise will be filled by the Board.

(c) Committee Procedures. The Committee will elect or designate one of its own members as Chair, establish its own procedures and the time and place for its meetings and provide for the keeping of minutes of all meetings. A majority of the members of the Committee will constitute a quorum for the transaction of business by the Committee. Any action of the Committee may be taken upon the affirmative vote of a majority of the members at a meeting or, at the direction of its Chair, without a meeting by mail or telephone, provided that all of the Committee members are informed in writing of the matter to be voted upon. The Committee may establish procedures pursuant to which a Committee member may elect not to participate in a Committee proceeding in which such member has an interest. No Committee member will be entitled to act on or decide any matters relating solely to such Committee member as a Participant or any of his or her rights or benefits under the Plan.

(d) Expenses. All expenses incurred by the Committee in its administration of the Plan will be paid by the Company. The Committee members will not receive any special compensation for serving in such capacity but will be reimbursed for any reasonable expenses actually incurred in connection therewith. No bond or other security is required of the Committee or any member thereof in any jurisdiction.

(e) Liability; Indemnification. No Committee member will be personally liable by reason of any instrument executed by such Committee member, or action taken by the member in his or her capacity as a Committee member, acting in good faith and exercising reasonable care, nor for any mistake of judgment made in good faith. Committee members may be entitled to indemnification for certain costs, expenses and liabilities to the fullest extent permitted by applicable law and regulations and the charter and bylaws of the Company, and subject to the terms and conditions set forth in such bylaws.

7.2	Procedures for Requesting Benefit Payments; Claims Procedures

To obtain Plan benefits, a Participant or Beneficiary must file a written application with the Company. Procedures for filing a claim in the event that Plan benefits are denied in whole or in part are as follows.

(a) Benefits Claims. A Participant or Beneficiary may file a claim with respect to amounts asserted to be due hereunder by filing a written claim with the Committee specifying the nature of such claim in detail. The Committee will notify the claimant within sixty (60) days as to whether the claim is allowed or denied, unless the claimant receives written notice from the Committee stating that special circumstances require an extension of time for a decision on the claim, in which case the period will be extended by an additional sixty (60) days. Notice of the Committee’s decision will be in writing, sent by mail to the claimant’s last known address and, if the claim is denied, such notice will state the reasons for the denial, refer to the Plan provisions on which the denial is based, describe any additional material or information necessary for the claimant to perfect the claim, and explain the Plan’s claim review procedure.

(b) Review Procedure. A claimant is entitled to request a review of any denial of his claim under paragraph (a) above. The request for review must be submitted to the Committee in writing within sixty (60) days of receipt of the notice of denial. Absent a request for review within this sixty (60) day period, the claim will be extinguished in its entirety. The claimant will be entitled to submit issues and comments in writing, as well as other written documents, to the Committee. The claimant will also be entitled to receive from the Committee, upon request, reasonable access to and copies of all documents, records and other information relating to his claim. The review will be conducted by the Committee, which will render a decision in writing within sixty (60) days of a request for a review, provided that, if the Committee determines that special circumstances require an extension of time, this period will be extended by an additional sixty (60) days. The review will take account of all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination under paragraph (a) above. The claimant will receive written notice of the Committee’s review decision, together with specific reasons for the decision and reference to the pertinent provisions of the Plan.

ARTICLE 8. AMENDMENT AND TERMINATION

8.1	Amendment of the Plan

The Company reserves the right to amend the Plan at any time and in any respect whatsoever by action of its Board or by such other means as may be prescribed by the Board. Plan amendments may not decrease or eliminate the Accrued Benefit of any Participant determined as of the time the amendment is adopted, unless the Participant consents in writing. The Company shall have full discretion to change the time or form of benefit payment, even with respect to Participants who have already terminated employment or commenced benefits, to the extent deemed necessary or desirable to comply with Code Section 409A or the regulations thereunder.

8.2	Termination of the Plan

While it is the intent of the Company to maintain the Plan indefinitely, it reserves the right to terminate the Plan in whole or part by action of the Board (or by such other means as may be prescribed by the Board) at any time, subject to the provisions of Section 8.1. Upon plan termination, Participants’ Accrued Benefits shall continue to be administered and paid in accordance with the applicable terms of the Plan, except that the Committee shall have the discretion to accelerate payment of benefits to any Participant (including those who have already terminated employment or commenced benefits) to the extent permitted under Code Section 409A and the regulations thereunder.

ARTICLE 9. MISCELLANEOUS PROVISIONS

9.1	Employment Rights

Nothing contained in this Plan or any modification of the Plan or act done in pursuance of this Plan will be construed as giving any Participant any legal or equitable right with respect to his or her employment against the Company (or any director, officer or employee thereof), unless specifically provided in this Plan or under applicable law, or as giving any person a right to be retained in the employ of the Company. All employees will remain subject to assignment, reassignment, promotion, transfer, layoff, reduction, suspension, and discharge to the same extent as if this Plan had never been established.

9.2	No Examination or Accounting

Neither this Plan nor any action taken under it will be construed as giving any person the right to an accounting or to examine the books or affairs of the Company, the Plan, or the Committee, except to the extent required by law.

9.3	Records Conclusive

The records of the Company and the Committee will be conclusive in respect to all matters involved in the administration of the Plan to the extent permitted by applicable law.

9.4	Severability

In the event any provision of this Plan will be held illegal or invalid for any reason, such illegality or invalidity will not affect the remaining parts of this Plan, and it will be construed and enforced as if such illegal or invalid provision had never been included.

9.5	Counterparts

This Plan may be executed in any number of counterparts, each of which will be deemed to be an original. All the counterparts will constitute one and the same instrument and may be sufficiently evidenced by any one counterpart.

9.6	Taxes

The Company will withhold, or cause to be withheld, from all benefits payable under the Plan all federal, state, local or other taxes required by applicable law to be withheld with respect to such payment. The Company shall make appropriate arrangements to withhold FICA taxes due with respect to vested Accrued Benefits in accordance applicable law, which may require withholding from salary, benefits, or other amounts within the Company’s control before benefits are payable hereunder. To the extent permitted by Code Section 409A and the regulations thereunder, payments under the Plan may be accelerated to pay employment taxes.

It is the intent of the Company that Accrued Benefits shall not be subject to federal or state income tax until distributed from the Plan. However, the Company does not guarantee or warrant that Plan benefits will be excludable from taxable income until distributed and the Participant (or Beneficiary) shall in all cases be liable for any taxes due on Accrued Benefits.

9.7	Binding Effect

The Plan will be binding upon and inure to the benefit of the Company and its successors and assigns and the Participants, their Beneficiaries and estates. The Plan will also be binding upon and inure to the benefit of any successor organization succeeding to substantially all of the assets and business of the Company, but nothing in the Plan will preclude the Company from merging or consolidating into or with, or transferring all or substantially all of its assets to, another organization which assumes the Plan and all obligations of the Company thereunder.

In any agreement or plan which the Company may enter into to effect any merger, consolidation, reorganization, or transfer of assets, the Company agrees that it will make appropriate provision for the preservation of the Participants’ benefits accrued under the Plan prior to such merger, consolidation, reorganization or transfer of assets. Upon such a merger, consolidation, reorganization, or transfer of assets and assumption of the Plan obligations of the Company, the term “Company” will refer to such other organization and the Plan will continue in full force and effect.

9.8	Assignment

No Participant or Beneficiary will have the right to assign, transfer, hypothecate, encumber or anticipate his or her benefits under the Plan, nor will the benefits under this Plan be subject to any legal process to levy upon or attach the benefits for payment of any claim against the Participant or his or her Beneficiary. In the event of any attempted assignment or transfer, the Company will have no further liability hereunder.

9.9	Incapacity

If the Committee is presented with credible evidence that any person to whom any amount is or was payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment, or any part thereof, due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative), may, if the Committee is so inclined, be paid to such person’s spouse, child, or other relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. In making such a finding the Committee may rely on the advice of experts chosen by the Committee in its sole discretion. Any payment consequent on such finding will be in complete discharge of the liability of the Plan and the Company therefor.

9.10	Unsecured Creditor

To the extent that any person acquires a right to receive payments from the Company under the Plan, such right will be no greater than the right of an unsecured general creditor of the Company.

9.11	Notice

Any election, application, claim, designation, request, notice, instruction or other communication required or permitted to be made by a Participant, Beneficiary, or other person to the Committee will be made in writing and in such form as is prescribed from time to time by the Committee and will be mailed by first-class mail, postage pre-paid or delivered to such location as will be specified by the Committee and will be deemed to have been given and delivered only upon receipt thereof at such location.

9.12	Benefits Not Salary

The benefits payable under the Plan will be independent of, and in addition to, any other benefits provided by the Company and will not be deemed salary or other remuneration by the Company for the purpose of computing benefits to which any Participant or Former Participant may be entitled under any other plan or arrangement of the Company.

9.13	Captions

The captions preceding the sections of the Plan have been inserted solely as a matter of convenience and will not in any manner define or limit the scope or intent of any provisions of the Plan.

9.14	Governing Law

The Plan is intended to constitute an unfunded Plan for a select group of employees and rights thereunder will be construed according to the laws of the State of Delaware, without giving effect to the choice of law principles thereof, and the laws of the United States, as applicable.

9.15	Addresses

Each Participant must file with the Company from time to time in writing his or her post office address and each change of post office address. The communication, statement or notice addressed to a Participant at the last post office address filed with the Company, or if no address is filed with the Company, then at the last post office address as shown on the records of the Company, will be binding on the Participant and his or her Beneficiaries for all purposes of the Plan. The Company will not be required to search for or locate a Participant or his or her Beneficiary.

IN WITNESS WHEREOF, Applera Corporation has caused this restatement to be executed by its duly authorized officers, this 28th day of August, 2006.

APPLERA CORPORATION
By:	/s/ Barbara J. Kerr

Title:	/s/ V.P. Human Resources

APPENDIX A

INDIVIDUALS ELIGIBLE FOR PARTICIPATION

The Management Resources Committee of the Board approved the adoption of the Plan solely for the benefit of the group of individuals listed below. No other individuals will be eligible to participate in the Plan without written approval of Board.

No individual has a right to continue to participate in the Plan in the future without the approval of the Board. Each individual will continue to participate in the Plan at the discretion of the Board.

As of December 31, 2005, the following individuals are eligible to participate in the Plan:

Name	Date Appointed	Agreement (Date)
Catherine M. Burzik	09/02/2003 (DOH)
Barbara J. Kerr	09/05/2000 (DOH)
Kathy Ordoñez	12/01/2000 (DOH)
William B. Sawch	04/09/1993	Def. Comp. Agrmnt. (07/15/1993)
Dennis L. Winger	09/25/1997 (DOH)	Letter Agrmnt. (08/21/2003)